Marsh T+1 212 345 5000

News release	Exhibit 99.1

Media Contact: Erick Gustafson +1 202 263 7788 Erick.Gustafson@marsh.com	Investor Contact: Jay Gelb +1 212 345 1569 Jay.Gelb@marsh.com

Marsh appoints Nick Studer President and CEO of Marsh Risk and Martin South Chief Client Officer of Marsh

NEW YORK, March 10, 2026 – Marsh (NYSE: MRSH), a global leader in risk, reinsurance and capital, people and investments, and management consulting, today announced that Nick Studer will become President and CEO of Marsh Risk, succeeding Martin South. Martin South will take on an enterprise-wide role as Chief Client Officer of Marsh and work closely with the leaders of the company’s businesses. Both will continue to serve on the company’s Executive Committee and report to John Doyle, President and CEO of Marsh. The changes are effective April 1.

Commenting on the appointments, Mr. Doyle said, “Our vision is to make Marsh the most impactful professional services firm in the world. These appointments will help us accelerate growth, increase our agility, unlock additional value for our clients, and realize our vision.

“Nick joined Oliver Wyman nearly 30 years ago, and in the last five years, as its CEO, has driven tremendous growth. His experience advising corporate and public sector leaders on risk and transformation makes Nick the ideal executive to continue Marsh Risk’s market leadership and further its trajectory of growth and service excellence.

“Martin has decades of experience serving clients and driving innovation. He has deep relationships across industries, and as Chief Client Officer, will bring our unique capabilities together to help clients navigate this highly complex macro environment. Martin will also work to apply AI and other new technologies to enhance the client experience. I look forward to the contributions both will continue to make to our clients’ and Marsh’s success.”
Mr. Studer commented, “I am honored to lead Marsh Risk and delighted to be carrying forward our mission to grow a paradigm-shifting risk advisor, all-connected risk intermediary, and passionate advocate for our clients. This business has always had the most talented and dedicated risk and insurance professionals in the world. With our team, robust data and analytics, and AI-enhanced client experience, we will continue to help clients protect what matters most: their people, assets, and future.”

“A touchstone of Marsh, across all our businesses, is that we put clients at the center of everything we do. With the power and breadth of our expertise and a keen understanding of our clients’ needs, we can serve them like no other professional services firm,” said Mr. South. “I am excited for the opportunity to continue to increase our client impact and help to accelerate growth in this new role.”

Mr. Studer joined Oliver Wyman in 1997 and served in senior consulting roles across its consumer, industrial, and financial services practices before being named President and CEO in 2021. He has served on several cross-industry organizations, including as a founding Director of TheCityUK and a founding advisory board member of the FICC Markets Standards Board.

Mr. South rejoined Marsh in 2007 and served as CEO of the business in multiple regions, including Asia-Pacific, UK and Ireland, Europe, and US and Canada, before becoming President and CEO of Marsh Risk in 2022. He first joined the company in 1985 with Bowring Marsh. His leadership experience includes roles at Zurich Financial Services, where he was a member of the Group Management Board, responsible for all of Zurich’s operations outside of North America and Europe, and CEO of Zurich’s London operations.

Marsh expects to announce a new CEO of Oliver Wyman and Marsh Management Consulting by April 1.

About Marsh McLennan
Marsh (NYSE: MRSH) is a global leader in risk, reinsurance and capital, people and investments, and management consulting, advising clients in 130 countries. With annual revenue of over $27 billion and more than 95,000 colleagues, Marsh helps build the confidence to thrive through the power of perspective. For more information, visit corporate.marsh.com, or follow on LinkedIn and X.

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